Registration No. 333-45489
                                                    Rule 424(b)(3)

PROSPECTUS


                             ALBERTO-CULVER COMPANY
                              2525 ARMITAGE AVENUE
                          MELROSE PARK, ILLINOIS 60160
                                  708/450-3000
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                                 500,000 SHARES
                              CLASS B COMMON STOCK
                                 $.22 PAR VALUE
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         This prospectus relates to up to 500,000 shares ("Shares") of Class B
Common Stock, $.22 par value ("Class B Common Stock"), of Alberto-Culver Company (together with its subsidiaries, the "Company") which may be offered and sold from time to time for the account of Leonard H. Lavin, Chairman of the Company and his wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer of the Company (the "Selling Stockholders"). The Company will receive no part of the proceeds of any sales of the Shares.

         The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of 1933 of the Shares sold.

         The closing sale price of the Class B Common Stock on February 4, 1998, as reported on the New York Stock Exchange Composite Tape, was $30 1/4.



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             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ---------------------



                   The date of this prospectus is February 6, 1998.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Company has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and exhibits thereto. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Company will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such written or oral request should be directed to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attention: Corporate Secretary; telephone 708/450-3101.


                       DOCUMENTS INCORPORATED BY REFERENCE


         The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

                  (1) The Company's annual report on Form 10-K for the year ended September 30, 1997.

                  (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended September 30, 1997.

                  (3) The description of the Company's Class B Common Stock which is contained in the Company's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction where such offer would be unlawful. The delivery of the prospectus or any sale of the Shares hereby does not imply that there has been no change in the Company's affairs since the date hereof.


                                   THE COMPANY


         The Company, incorporated in 1961 under the laws of the State of Delaware, has its principal executive offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160, telephone (708) 450-3000. The principal business of the Company and its subsidiaries is developing, manufacturing, distributing and marketing health and beauty care products and food and household products.


                              SELLING STOCKHOLDERS


         The Selling Stockholders are Leonard H. Lavin, founder, Chairman of the Board and a director of the Company and Mr. Lavin's wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer and a director of the Company. The 500,000 shares of Class B Common Stock covered by this prospectus (approximately 1.5% of the outstanding Class B Common Stock) include 250,000 shares to be sold by each of Mr. Lavin and Mrs. Lavin which represent approximately 4.7% and 4.5% of the 5,335,128 shares and 5,500,630 shares of Class B Common Stock held by Mr. Lavin and Mrs. Lavin directly or as trustees of trusts, respectively. These numbers do not include 320,000 shares (approximately 1.0%) of the Class B Common Stock held by the Lavin Family Foundation, of which each of Mr. Lavin and Mrs. Lavin is a director and officer, or any shares of Class A Common Stock held by the Lavin Family Foundation or by Mrs. Lavin. After completion of the sale of the shares covered by this Prospectus, Mr. Lavin and Mrs. Lavin will hold 5,085,128 (approximately 15.2%) and 5,250,630 (approximately 15.7%) of the outstanding shares of Class B Common Stock, respectively. Mrs. Lavin also holds as trustee of various trusts an aggregate of 534,680 shares of the Company's outstanding Class A Common Stock (Class B Common Stock is convertible at the option of the holder on a share-for-share basis into shares of Class A Common Stock and all, and not less than all, of the Class A Common Stock may at any time be converted into Class B Common Stock on a share-for-share basis at the option of the Company).

                              PLAN OF DISTRIBUTION

         The Shares covered by this prospectus may be offered for sale by the Selling Stockholders through Goldman, Sachs & Co. acting as broker-dealer, agent or principal. Such sales may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Goldman, Sachs & Co. may purchase Shares for its own account and resell them in the above-described manner. Goldman, Sachs & Co. will be entitled to receive a negotiated commission per share on its sales of the Shares, and, if purchased for its own account, a discount or concession from the market price prevailing at the time of sale. Goldman, Sachs & Co. may be deemed to be an underwriter, and profits, commissions, and discounts on sales made by Goldman, Sachs & Co. may be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933. The Selling Stockholders may agree to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997 and the financial statement schedule for the three-year period ended September 30, 1997 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.